Exhibit 10.24

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Management Agreement”), dated as of November 13, 2003, is made by and among DFG Holdings, Inc., a Delaware corporation (“Holdings”), Dollar Financial Group, Inc., a New York corporation (“Dollar” and together with Holdings the “Companies”), and Leonard Green & Partners, L.P. (“LGP”).

WHEREAS, the Companies and LGP entered into a Management Services Agreement dated as of December 18, 1998, as amended (the “Original Agreement”), pursuant to which the Companies agreed to compensate LGP for, and LGP agreed to provide, certain investment banking, management, consulting and financial planning services on an ongoing basis and certain financial advisory and investment banking services in connection with major financial transactions that may be undertaken from time to time in the future;

WHEREAS, the Companies desire to continue to obtain, and LGP desires to continue to provide, such services, and the Companies and LGP desire to change the terms on which LGP provides such services to the Companies; and

WHEREAS, the Companies and LGP desire to amend and restate the Original Agreement in its entirety;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto hereby agree as follows:

1.                                       Retention of Services.

1.1                                 Investment Banking Services.  Subject to the terms and conditions hereof, the Companies hereby retain LGP, and LGP hereby agrees to be retained by the Companies, to provide investment banking services to the Companies.

1.2                                 General Services.  Subject to the terms and conditions hereof, the Companies hereby retain LGP, and LGP hereby agrees to be retained by the Companies, to provide management, consulting and financial planning services to the Companies on an ongoing basis in connection with the operation and growth of the Companies and their subsidiaries during the term of this Management Agreement (the “General Services”).

1.3                                 Major Transaction Services.  Subject to the terms and conditions hereof, the Companies hereby retain LGP, and LGP hereby agrees to be retained by the Companies, to provide financial advisory and investment banking services to the Companies in connection with major financial transactions that may be undertaken from time to time in the future (“Major Transaction Services” and, together with the General Services, the “Services”).

2.                                       Compensation.

2.1                                 General Services Fee.  In consideration of the General Services, the Companies shall pay LGP an annual fee of $1,000,000, payable in cash in equal semiannual installments (pro rata), in advance, on each Interest Payment Date (as defined in the Exchange Agreements (defined below)), without regard to the amount of services actually performed by LGP.  All such fees due and payable on an Interest Payment Date that the Companies are prohibited from paying under the Exchange Agreement and that certain Second Amended and Restated Credit Agreement dated November 13, 2003 among the Companies, Wells Fargo Bank, National Association, U.S. Bank, National Association and Citicorp North America, Inc. (the “Credit Agreement”) shall accrue and be due and payable to LGP at such time that the Companies are no longer prohibited from making such payments under the Exchange Agreements and the Credit Agreement.

The “Exchange Agreements” shall mean that certain Exchange Agreement dated November 13, 2003 among GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P., (collectively, the “Purchasers”) and Holdings relating to Holdings’ Senior Notes due 2012 and that certain Exchange Agreement dated November 13, 2003 among the Purchasers and Holdings relating to Holdings’ Senior Subordinated Notes due 2012, collectively.

2.2                                 Major Transaction Services Fee.  In consideration of any Major Transaction Services provided by LGP from time to time, the Companies shall pay LGP reasonable and customary fees for services of like kind, taking into consideration all relevant factors, including but not limited to, the complexity of the subject transaction, the time devoted to providing such services and the value of LGP’s investment banking expertise and relationships within the business and financial community.  The amount of such fees shall be approved in accordance with the procedures set forth in the charter documents or financing agreements of each of Holdings and Dollar or, if no such procedures are set forth therein, shall be approved by a majority of the disinterested members of the Board of Directors of Holdings.

2.3                                 Expenses.  In addition to the fees to be paid to LGP under Sections 2.1 and 2.2 hereof, the Companies shall pay to, or on behalf of, LGP, promptly as billed, all reasonable and documented out-of-pocket expenses incurred by LGP in connection with the Services rendered hereunder.  Such expenses shall include, among other things, fees and disbursements of counsel, travel expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures.

3.                                       Term.

3.1                                 Termination.  This Management Agreement shall terminate on the fifth anniversary of this Management Agreement.

3.2                                 Survival of Certain Obligations.  Notwithstanding any other provision hereof, the obligations of the Companies to pay amounts due with respect to periods prior to the termination hereof pursuant to Section 2 hereof and the provisions of Section 5 hereof shall survive any termination of this Management Agreement.

4.                                       Decisions/Authority of Advisor.

4.1                                 Limitation on LGP Liability.  The Companies reserve the right to make all decisions with regard to any matter upon which LGP has rendered its advice and consultation, and there shall be no liability to LGP for any such advice accepted by the Companies pursuant to the provisions of this Management Agreement.

4.2                                 Independent Contractor.  LGP shall act solely as an independent contractor and shall have complete charge of its personnel engaged in the performance of the Services.  As an independent contractor, LGP shall have authority only to act as an advisor to the Companies and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Companies or to obtain or incur any right, obligation or liability on behalf of the Companies.

5.                                       Indemnification.

5.1                                 Indemnification/Reimbursement of Expenses.  The Companies shall (i) indemnify LGP and its affiliates, and the partners, directors, officers, employees, agents and controlling persons of LGP and its affiliates (collectively, the “Indemnified Parties”), to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, caused by, related to or arising out of the Services or any other advice or services contemplated by this Management Agreement or the engagement of LGP pursuant to, and the performance by LGP of the Services contemplated by, this Management Agreement, and (ii) promptly reimburse each Indemnified Party for all costs and expenses (including reasonable and documented attorneys’ fees and expenses), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Companies and whether or not resulting in any liability.

5.2                                 Limited Liability.  The Companies shall not be liable under the indemnification contained in Section 5.1 to the extent that such loss, claim, damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction of to have resulted from LGP’s bad faith or gross negligence.  The Companies further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Companies, holders of its securities or its creditors related to or arising out of the engagement of LGP pursuant to, or the performance by LGP of the Services contemplated by, this Management Agreement, except to the extent that any loss, claim, damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from LGP’s bad faith or gross negligence.

6.                                       Miscellaneous.

6.1                                 Assignment.  None of the parties hereto shall assign this Management Agreement or the rights and obligations hereunder, in whole or in part, without the prior written consent of the other parties; provided, however, that, without obtaining such consent, LGP may assign this Management Agreement or its rights and obligations hereunder to (i) any of its affiliates; (ii) any investment manager, investment advisor or partner of LGP, or any principal or beneficial owner of any of the foregoing; or (iii) any investment fund, investment account or investment entity whose investment manager, investment advisor or partner, or any principal or beneficial owner of any of the foregoing, is either LGP or any person identified in (i) or (ii) above.  Subject to the foregoing, this Management Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right hereunder or by virtue hereof.

6.2                                 Governing Law.  This Management Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts made and performed within the State of California without regard to principles of conflict of laws.

6.3                                 Severability.  If any term, provision, covenant or restriction of this Management Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, illegal, void or unenforceable.

6.4                                 Entire Agreement.  This Management Agreement contains the entire agreement between the parties with respect to the subject matter of this Management Agreement and supersedes all written or verbal representations, warranties, commitments and other understandings prior to the date of this Management Agreement.

6.5                                 Further Assurances.  Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary to consummate the transactions contemplated by this Management Agreement.  The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Management Agreement and the agreements and transactions contemplated hereby.

6.6                                 Attorneys’ Fees.  In any action or proceeding brought to enforce any provision of this Management Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable and documented attorneys’ fees in addition to any other available remedy.

6.7                                 Headings.  The headings in this Management Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof.

6.8                                 Amendment and Waiver.  This Management Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the parties hereto.

6.9                                 Counterparts.  This Management Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Management Services Agreement on the date first appearing above.

DFG HOLDINGS, INC.

By:	/s/ Jeffrey Weiss
	Name:	Jeffrey Weiss
	Title:	Chief Executive Officer

DOLLAR FINANCIAL GROUP, INC.

By:	/s/ Jeffrey Weiss
	Name:	Jeffrey Weiss
	Title:	Chief Executive Officer

LEONARD GREEN & PARTNERS, L.P.

By:	LGP Management, Inc.

By:	/s/ Jonathan Seiffer
	Name:	Jonathan Seiffer
Title: